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                      THE TURNER CORPORATION

                    DIRECTORS' RETIREMENT PLAN


          This is the Directors' Retirement Plan (the "Plan") of
The Turner Corporation (the "Company"), which was adopted by the
Board of Directors of the Company on December   , 1994.

     1. Purpose of the Plan. The purpose of the Plan is to provide retirement benefits to persons who, while not employed by the Company or any of its subsidiaries, served as Directors of the Company. These retirement benefits are given to those persons in recognition of the services they rendered to the Company and its shareholders while serving as directors of the Company.

     2. Participants. Each person who has served or serves in the future as a Non-Employee Director will be a participant in the Plan (a "Participant"). A "Non-Employee Director" is a member of the Board of Directors of the Company who is not an employee of the Company or of any entity 50% or more of the equity of which is owned by the Company.

     3. Retirement Benefits. (a) Each Participant will receive Retirement Payments during each calendar year in which the Participant is alive following the later of (i) the year in which the Participant ceased or ceases to be a Director of the Company, and (ii) the year in which the Participant had or has his or her
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seventieth birthday, except that if a person ceases to be a
Director of the Company because of physical or mental disability which the Board of Directors determines makes it impracticable for the person to continue as a Director of the Company, Retirement Payments to that person will begin in the calendar year following the year in which the person ceases to be a Director of the Company, without regard to whether that is before or after the person's seventieth birthday. Retirement Payments to a Participant in a calendar year will be paid in equal quarterly installments on the first day of January, April, August and October of the year.

          (b) The Retirement Payments in a calendar year to a Participant whose service as a Non-Employee Director (including service prior to the date of this Plan) totals at least five years will be equal to the amount paid during that calendar year to Non-Employee Directors for serving on the Board of Directors (without including any compensation they receive for serving on Committees of the Board of Directors).

          (c) The Retirement Payments in a year to a Participant whose service as a Non-Employee Director (including service prior to the date of this Plan) will be (i) the payments the person would have received if the person had served as a Non-Employee Director for a total of at least five years, times (ii) a fraction the numerator of which is the number of full years (with partial years aggregated) the person served as a Non-Employee Director and the denominator of which is five.

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          (d)  Notwithstanding what is said in subparagraphs (a),
(b) and (c), no Retirement Payments will be made to any Partici-pants prior to January 1, 1996, and no Participant will have any right to receive payments after January 1, 1996 with regard to Retirement Payments the Participant would have received prior to January 1, 1996 but for the provisions of this subparagraph (c).

     4. Effects of Change of Control. If there is a Change in Control, the following will occur:

          (a) Each person who is serving as a Non-Employee Director immediately prior to the Change of Control will be treated for the purposes of this Plan, including but not limited to for the purpose of determining whether he or she had served as a Non-Employee Director for at least five years, as though he or she would continue to serve as a Non-Employee Director until the Annual Meeting of Shareholders of the Company following his or her seventieth birthday.

          (b) At or before the time the Change of Control occurs (or, if that is not possible, as soon as practicable after the Change of Control occurs), the Company will purchase for each Participant from an insurance company rated by Best's Insurance Reports as A or better an annuity contract under which that insurance company will agree make payments to the Participant which are identical as to amount and date of payment with the payments the Participant is or would become entitled to receive under the

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Plan assuming (i) if the Participant is a Non-Employee Director at
the time of the Change of Control, that person will remain a Non-Employee Director until, and will cease to be a Non-Employee Director on, the Participants' seventieth birthday, and (ii) the fee paid to Non-Employee Directors each calendar year after the Change of Control occurs will be (i) the annual fee being paid to Non-Employee Directors immediately before the Change of Control occurs, increased each year by a percentage equal to the yield on ten-year United States Treasury bonds on the thirtieth day before the day on which the Change of Control takes place. For the purposes of this Plan, (A) there will be a "Change of Control" if, and at the time when, (x) securities which entitle the holders to cast more than 30% of the votes in elections of directors (other than solely as a result of a failure to pay dividends on preferred shares) are acquired by any person (as that term is used in Sections 13(d), including Section 13(d)(3) and Section 14(d), including Section 14(d)(2), of the Securities Exchange Act of 1934) after the date this Plan is adopted, (y) the Board of Directors determines that a tender offer statement filed by any person (as defined in clause (x)) with the Securities and Exchange Commission indicates an intention on the part of that person to acquire control of the Company, or (z) during any period of 24 consecutive months, individuals who at the beginning of the period were members of the Board of Directors of the Company cease to constitute a majority of the members of the Board of Directors, and (B) the yield on ten-year United States Treasury bonds on a day will be the mid-afternoon yield quotation issued by the Federal Reserve Bank of

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New York for that day (or, if that day is not a day for which the
Federal Reserve Bank of New York issues quotations, on the next preceding day for which it issues quotations) with regard to United States Treasury bonds maturing as early as possible ten years after that day.

     5. Interpretations. Any interpretations by the Board of Directors of the terms of this Plan will be binding on all Participants, except that an interpretation by the Board of Directors made after there has been a Change of Control will be binding on Participants only if it is determined by a court in a proceeding in which the affected Participants are parties to be a reasonable interpretation.

     6. Governing Law. This Plan will be governed by, and construed under, the laws of the State of New York.

     7. Amendment and Termination. This Plan may be amended or terminated at any time by the Board of Directors of the Company. However, (i) neither an amendment to, nor termination of, this Plan may deprive any Participant of any benefits to which the Partici-pant is or will become entitled under this Plan (without taking account of the amendment) by reason of service on the Board of Directors of the Company prior to the date the Plan is amended or terminated, including, but not limited to, benefits to which the Participant is or will become entitled because of the operation of Paragraph 4.

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